Exhibit 10.2

RELEASE OF LANDLORD GUARANTY

AMERICAN MOTIVE POWER, INC., for itself, its agents, representatives, employees, shareholders, officers, directors, attorneys, successors or assigns, divisions, subsidiaries, and affiliated companies (collectively “AMP”) hereby releases and waives Lawrence Mehlenbacher (“Mehlenbacher”) from any claim, demand, action, or cause of action known or unknown, current or future, which AMP may have or may have ever had against Mehlenbacher under the terms of the Landlord Guaranty dated January 16, 2008 (“Agreement”).  Further, AMP promises not to ever bring suit against Mehlenbacher alleging any claim for breach of the Landlord Guaranty.

American Motive Power, Inc.

John A. Martell, CEO

Witnessed:

James M. Lewis, Secretary